CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in these Post-Effective Amendments Nos. 32 and 28 to the Registration Statement on Form N-6 (Nos. 333-64345; 811-09017) (the “Registration Statement”) of our report dated February 25, 2026 relating to the statutory basis financial statements of State Farm Life and Accident Assurance Company and consent to the use in the Registration Statement of our report dated April 27, 2026 relating to the financial statements of each of the subaccounts of State Farm Life and Accident Assurance Company Variable Life Separate Account which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, IL
April 30, 2026